Exhibit 10.2

TERMINATION AGREEMENT

Parties:

This Agreement ("Agreement") is made between:

I.

Aduro Biotech Holdings, Europe B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered address at Kloosterstraat 9 RX1101, 5349 AB Oss ("Employer");

II.	Aduro Biotech, Inc. with its registered office in Berkeley, USA ("Aduro Biotech, Inc."); and

III.	Andrea van Elsas, residing at Oss, (5343 JL) Russbroecgaarde 193, the Netherlands ("Employee").

hereinafter jointly referred to as "the Parties".

Recitals:

A.

Employee has been employed by Employer on the basis of the employment agreement as of 30 October 2015 ("Employment Agreement") and the addendum to the employment agreement of 4 October 2017 (the "Addendum");

B.

Employee currently holds the position of Chief Scientific Officer of Aduro Biotech, Inc. (“CSO”) for a gross annual salary of € 385,848.00 (including 8% holiday allowance and excluding other emoluments) on a full-time basis;

C.	Employee has been appointed as a board member (statutair bestuurder) of the Employer effective as per 1 May 2014;

D.

Parties have agreed to terminate the Employment Agreement in connection with the Employer’s corporate restructuring, which includes closure of the Aduro Biotech Europe headquarters in Oss. No urgent cause ex art. 7:677/678 Dutch Civil Code exists, and Employee is not to blame for this termination;

E.

the Parties wish to formalize the termination of the Employment Agreement and all other arrangements between the Parties in relation thereto and wish to arrange the effects of the termination of the Employment Agreement between them and the matters that will arise as a consequence thereof in this settlement agreement ("Agreement");

F.	this Agreement intends to depict all terms and conditions of the settlement, as well as any dispute which may arise in the future;

G.	Employee has obtained legal counsel prior to executing this Agreement; and

H.	for the purpose of clause 7 of this Agreement Aduro Biotech Inc. is also a party to this Agreement,

It is hereby agreed as follows:

1.	Termination date

1.1	The Parties terminate the Employment Agreement by mutual consent on 1 July 2020 (the "Termination Date") without any additional legal act being required.
1.2

Employee resigns as CSO and board member (statutair bestuurder) under the articles of association of the Employer (by signing the attached template form resignation letter (see Annex I)), effective as of June 30, 2020. As of the same date Employee's corporate responsibility for Employer will end. At the request of the shareholder of Employer (the "Shareholder"), Employee will execute each and every instrument considered necessary to effectuate such resignation. This provision will be reasonably considered to create third party rights for the benefit of the Shareholder.

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Employee		Employer

2.	Severance

2.1

To or for the benefit of Employee an amount of € 385, 848.00 gross will be paid within a month after the Termination Date, which figure shall be considered to include the severance benefits in connection with his termination pursuant to the Aduro Biotech, Inc.'s Amended and Restated Severance Plan with effective date December 9, 2016 ("Severance Plan"). Furthermore, Employee shall be awarded his statutory severance (transitievergoeding) in the amount of € 66,293,37.

2.2

With respect to the amounts referred to in this article, Employer will make the usual withholdings for payroll taxes (loonheffing) as required under the applicable tax legislation. All current and future income tax (inkomstenbelasting) consequences thereof, if any, are for the account of Employee. Employer will pay the net equivalent of the severance by remittance to Employee’s usual salary account within one month from the Termination Date.

3.	Full payment of salary

3.1	Until the Termination Date, Employee will be entitled to his actual salary and emoluments, unless provided otherwise in this Agreement.

3.2

Employee will continue to carry out his duties loyally and to the best of his abilities until the Termination Date, including but not limited to closing ABE and supporting the sale or other disposition of its assets to third parties, and transferring CMC/QA activities to Berkeley, as well as support the [*] and investor relations matters as chief scientific officer.

4.	Final settlement

4.1

As per the Termination Date, a final settlement of accounts (eindafrekening) will be made within one month after the Termination Date, taking into account the provisions of this Agreement and the relevant provisions of Dutch law.

4.2	Employee will be deemed to have used up all his vacation entitlements by the Termination Date and hereby waives any right to compensation for any not used vacation entitlement.

4.3

With respect to the final settlement of accounts, Employer will make the usual withholdings for payroll taxes (loonheffing) as required under the applicable tax legislation. Employer will pay the net equivalent of the final settlement of accounts by remittance to Employee's usual salary account within one month from the Termination Date.

5.	Company property

5.1

Ultimately on the Termination Date, Employee will return as included in section 18 of the Employment Agreement, in good condition to Employer all items in Employee’s possession which belong to Employer or any of its group companies or which Employee has in connection to Employer (including without limitation the entrance tag and laptop, as well as all documents and  Data Carriers (as defined in article 16 of the Employment Agreement) and other data carriers containing information relating to Employer's business), irrespective of the fact whether these documents/data carriers originated from Employer, from Employee or from third parties. By signing this Agreement the Employee declares that he will not keep any copies of the mentioned items.

5.1

In deviation of Article 5.1, Employee will be allowed to keep his mobile phone and Employee will be allowed to retain his mobile telephone number. Employer will provide the necessary assistance to transfer the mobile telephone number into the name of Employee at the costs of Employee.

5.2	In relation to the return of property as included in section 18 of the Employment Agreement, the corresponding penalty clause included in section 19 of the Employment Agreement remains in effect.

6.	No bonus

6.1

Employee will not be entitled to any bonus over 2020 and will not be entitled to receive the annual prorated (discretionary) bonus over the year 2020 or any other bonus in accordance with or under the Severance Plan.

7.	Equity Incentive Plan

7.1

Employee participates in Aduro Biotech, Inc.'s 2015 Equity Incentive Plan ("EIP"). Employee's entitlements in this respect are subject to terms and conditions as laid down in the EIP. As the termination of the Employment is being treated as not "for Cause" within the meaning of both the EIP and the Severance Plan, section III (a) (2) (i) "Accelerated Vesting of Stock Awards") of the Severance Plan applies.  The letter agreement dated January 27, 2020 with respect to an extended time period for you to exercise any vesting options under the EIP applies.

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Employee		Employer

8.	Post-contractual provisions

8.1

After the Termination Date any clause in the Employment Agreement that by its nature is intended to survive termination will remain in full force and effect (e.g. section 14 (confidentiality), 16 (data carriers), 17.2, 17,3 and 17.4 (non-solicitation and non-poaching) and section 13 and Annex 2 (Proprietary information and inventions agreement of 30 October 2015).

8.2

After the Termination Date the penalty clause included section 19 of the Employment agreement that corresponds with the post-contractual provisions included article 8.1 of this Agreement will remain in full force and effect.

9.	Legal expenses incurred by Employee

9.1

Employer shall – upon submission of the itemized invoice which has been made out in the name of the Employee – pay a contribution to the Employee of not more than € 3,500 which includes disbursements and office expenses and excludes VAT, as its share of the costs incurred by Employee for legal assistance.

10.	Communication

10.1

Parties to this Agreement shall in the future (continue to) conduct themselves with respect to the other party within the confines of generally accepted standards of behavior. The Parties to this Agreement will refrain from any statements that may be detrimental to (the good reputation of) the other party.

11.	Confidentiality

11.1

Employer and Employee shall not disclose and keep strictly confidential any information to any third party regarding the existence or the contents of this Agreement, except to their legal advisor(s) or in cases where there is a statutory obligation to do so.

12.	Discharge

12.1

Upon compliance with each provision in this Agreement, each party grants the other a full and final discharge (finale kwijting) with respect to the Employment Agreement (including the Addendum and the Severance Plan), the termination thereof or any employment related claim. For the sake of completeness, it is noted that this discharge should be regarded as a general release as is required under clause II b of the Severance Plan. This discharge also applies to all other entities associated with Employer.

12.2

The final discharge of article 12.1 of this Agreement is not applicable to the discharge of the Employee as director of the Employer. Employer shall use its best efforts to have the Shareholder adopt a resolution granting discharge (décharge) in the next (extraordinary) shareholders’ meeting to Employee for the performance of Employee's duties as board member of Employer up to and including the Termination Date, to the extent that the Shareholder has knowledge (wetenschap) of such performance and hence subject to the condition that no facts and circumstances will become known to the Shareholder after the date of issuing such discharge, which would have been ground for not granting such discharge. Employer nor Employee are aware of facts or circumstances that may stand in the way of this discharge being granted.

13.	Final provisions

13.1

This Agreement constitutes the final and entire agreement between the Parties with respect to the termination of the Employment Agreement between them. Except as set forth in article 9 of this Agreement, this Agreement replaces all previous agreements, which are therefore no longer valid.

13.2

If one or more articles or parts of articles of this Agreement are declared partially or totally null, the other provisions will not be affected by the nullity and will consequently retain their validity

13.3	The Parties consider this Agreement to be a “vaststellingsovereenkomst” within the meaning of article 7:900 Dutch Civil Code.
13.4	The Parties hereby waive their respective rights to rescind this Agreement or have this Agreement rescinded, irrespective of the nature of the breach of contract (“tekortkoming in de nakoming”).

13.5	This Agreement is construed in accordance with and shall be governed by the laws of the Netherlands.

[signature page follows]

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Employee		Employer

As agreed upon on [date] April 2020 and signed in twofold by:

	/s/ Blaine Templeman	/s/ Andrea van Elsas
Employer:	Aduro Biotech Holdings, Europe B.V.	Employee: Andrea van Elsas
by:	B. E. Templeman
capacity:	Corporate Development Head, Chief Legal Officer, Secretary

place:	place:
date:	date:

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Employee		Employer

ANNEX I

Private & Confidential

Aduro Biotech Holdings, Europe B.V.

Kloosterstraat 9

5349 AB Oss

[date] April 2020

Dear Sirs,

I hereby resign as a managing director (statutair bestuurder) of Aduro Biotech Holdings, Europe B.V. (the Company). My resignation is to be effective as of June 30, 2020.

I hereby acknowledge that I will have no claim against the Company on any account or have, or have had, any claims against the Company relating to my appointment as managing director with the Company or the termination thereof. In addition, I confirm that vice versa I shall be unconditionally granted full and final discharge as director at the next (extraordinary) shareholders meeting (under the assumption that currently no facts or circumstances are currently known (or you could have reasonably be familiar with) that would obstruct a discharge).

Please arrange for particulars of my resignation to be filed at the Chamber of Commerce (Kamer van Koophandel) in the Netherlands.

Yours faithfully,

Mr Andrea van Elsas

/s/ Andrea van Elsas____

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Employee		Employer